Exhibit 99.3

Date: July 11, 2018

CNFinance Holdings Limited

44/F, Tower G

No. 16 Zhujiang Dong Road

Tianhe District, Guangzhou City

Guangdong Province, 510620

People’s Republic of China

Dear Sirs,

Re:   CNFinance Holdings Limited (the “Company”) – Proposed Listing on

         the New York Stock Exchange

We hereby consent to (1) the use of and references to our name and the inclusion of information, data and statements from our research reports and amendments thereto, including, without limitation, the Chinese version and the English translation of the industry reports titled “China Home Equity Loan Market Industry Report” and any subsequent amendments thereto, (i) in the prospectus included in the registration statement on Form F-1 of the Company and any amendments thereto (the “Registration Statement”), including, but not limited to, under the “Industry Overview” and “Business” sections; (ii) in any written correspondence with the SEC; (iii) in any other filings with the SEC by the Company, including filings on Form 20-F, Form 6-K and other SEC filings (collectively, the “SEC Filings”); (iv) in institutional and retail roadshows and other activities with the Company’s initial public offering; and (v) in other materials in connection with the initial public offering; and (2) the filing of this consent as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings by the Company for the use of our data and information cited for the above-mentioned purposes.

Yours faithfully,

For and on behalf of

Oliver Wyman

/s/ Cliff Sheng
Name: Cliff Sheng
Title: Partner, Financial Services

Oliver Wyman, Inc., a corporation incorporated under the laws of the State of Delaware, United States, and registered in Hong Kong with Business Registration No. 19496383